Exhibit 24

TURNER, JONES AND ASSOCIATES, P.L.L.C.

Certified Public Accountants

108 Center Street, North, 2nd Floor

Vienna, Virginia 22180-5769

(703) 242-6500

FAX (703) 242-1600

April 14, 2004

Environmental Energy Services, Inc.

205 S. Bickford

El Reno, OK 73036

As independent auditors of Environmental Energy Services, Inc., we hereby consent to the incorporation of our report dated March 23, 2004, relating to the consolidated balance sheet of Environmental Energy Services, Inc. and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2003 and 2002 in the Form 10-KSB of Environmental Energy Services, Inc. for the years ended December 31, 2003 and 2002.

/s/ Turner, Jones and Associates, P.L.L.C.

Vienna, Virginia

April 14, 2004